Exhibit 99

FIRST INDIANA BANK

Moderator: Marni McKinney April 21, 2004 7:00 am CT

Operator: Good morning. My name is Dawn and I will be your conference facilitator today. At this time, I would like to welcome everyone to the First Quarter Earnings Conference Call. All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key.

Thank you. I would now like to turn the call over to the First Indiana Corporation. Please go ahead.

Beth Copeland: Good morning and welcome to our earnings call. First, we’ll address forward-looking statements. In our presentation to you today and in the course of answering your questions, we may make statements that are not historical, but may constitute statements that are considered forward-looking. Such statements of our plans, initiatives, expectations, objectives, strategies, forecasts, expected results, and similar expressions may constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.

We intend these forward-looking statements to be covered by the Private Securities Litigation Reform Act of 1995, and are including this statement to invoke these safe-harbor provisions. Any forward-looking statements are not guarantees of future performance or events, the actual accomplishments of which is inherently uncertain and involve certain risks and uncertainties that are difficult to predict.

Therefore, actual future events may differ materially from what we discuss here today. For a summary of various factors that may affect our future results, we refer you to the risk factors and other cautionary language contained in any of our press releases or our report on Form 10-Q or 10-K, which is on file with the Securities and Exchange Commission.

Now, Marni McKinney, Vice Chairman and Chief Executive Officer of First Indiana Corporation, will bring our report.

Marni McKinney: Welcome and good morning. We appreciate the opportunity to share our first quarter financial results and observations with you, and we thank you for taking the time to join us. This morning I will recap the results of the first quarter and update you on the new CEO; he’ll have a chance to say a few words as well. Then we will be pleased to answer any questions that you might have.

Net income was $5.4 million or 34 cents per share for the first quarter. This compares to $4.7 million or 30 cents per share, for the first quarter last year. This quarter was more normal than recent ones in that it was unaffected by any credit related matters or any other unusual items.

Now, let’s get into some specifics. Net interest income for the quarter was $17.6 million with a margin of 3.5 percent. Both are down from the first quarter of 2003, which was $19.5 million or 3.73 percent. Margin was down modestly from the fourth quarter’s margin of 3.55 percent but over the past few quarters has remained relatively stable as expected.

Loan balances are down from last year. With demands still soft in central Indiana, commercial loans are down 9 percent from a year ago. This is also because we were on the sideline much of 2003 as we worked through credit-related matters. But now things are turning around. We’re renewing our calling activity, we have brought on board new talent, identified new opportunities and we see the economy beginning to improve. While these are all positive indicators, we will not compromise quality, therefore, growth will be slow and steady.

Consumer loan balances are down year-to-year. Part of this is deliberate and in keeping with our long run strategy to reposition the balance sheet. Another contributing factor is the timing of loan sales relative to production. Loan origination was slow at the beginning of the first quarter but has now rebounded.

We are pleased to report that deposits increased without competing on price and despite beginnings of the rebound in the stock market and other investment vehicles. However, we expect continuing growth to be a challenge. Demand deposits averaged $404.6 million the first quarter of 2004, compared with $381.7 million for the first quarter of 2003. Savings deposits averaged $446.9 million the first quarter of 2004 compared with $436.8 million for the first quarter of 2003.

Our provision for loan losses was $3.0 million for the first quarter of 2004, compared with $6.2 million for the first quarter of 2003. We believe the provision is appropriate given the risk inherent in our portfolio.

Net loan charge-offs for the first quarter of 2004 were $3.2 million. This amount includes $4.6 million in business loan charge-offs, which reflects our efforts to work through the credit matters that surfaced last year. Some of these credits are settling out to final conclusions and have created recoveries, which gave us a first quarter total of $2.6 million in business loan recoveries.

It takes time for these credit issues to be worked out of our portfolio, but we believe we have a solid plan for resolution of these issues. And while there will always be risks involved in the type of business in which we engage, managing those risks is fundamental to our continued success.

The ratio of reserves to loans was 3 percent at quarter-end compared to 2.5 percent a year ago. Reserves to non-performing loans was 153 percent at quarter-end, up substantially from 98 percent a year ago. Non-performing assets have shown a steady decline. They were $38.5 million at March 31, 2004, which represents the lowest level since June 2001. By comparison, non-performing assets were $38.9 million at December 31, 2003 and $55.5 million at March 31 a year ago. The current non-performing levels do not represent any new, material findings and we are still working to reduce non-performing assets.

Non-interest income for the first quarter of 2004 was $14.8 million compared with $13.9 million for the same period last year, an increase of 6 percent. As I am sure all of you are aware, Somerset fees are traditionally strong in the first quarter because of the seasonality of year-end audit and tax preparation services. On top of that, we continue to see growth with a 5 percent increase in Somerset fees over the previous year’s first quarter.

Another important generator of non-interest income for us is gain on the sales of loans which was $2.7 million the first quarter of 2004 compared with $2.5 million for the same period in 2003. Origination and sale of consumer loans have been consistent contributors to non-interest income through many interest rate cycles as you can see by the fact that we’ve recorded gain on sale of loans averaging over $1.7 million during each of the past 37 quarters and in excess of $2 million in 18 of the last 26 quarters.

Non-interest expense was $20.9 million for the first quarter of 2004, compared to $19.8 million for the same period in 2003. There were no unusual items in NIE with the major part of the increase coming from rising benefit costs and professional fees.

I’m sure it comes as no surprise that revenue growth is challenging in the current rate environment, so we are focusing on items we can control through process improvements. The biggest opportunity for efficiency is in operations, where we have three separate departments: one each for commercial banking, retail banking, and the consumer finance bank. A team of internal experts is working to bridge the silos between these departments and come up with ways to combine processes, reduce expense, and expand capacity.

However, costs of doing business are not static; therefore, we must continue to gain ever-increasing production from our existing resources, both our intellectual and physical capital, so that we can afford to attract quality talent and provide superior service.

In our last conference call, we told you that 2003 was a year of analysis, rebuilding, and repositioning. Now that we are past the first quarter of 2004, I believe that we can truly say we are moving to a focus on business development and growth and that we have a tremendous opportunity in the future. That’s because we are in a great market. We have identified credit issues and developed processes and implemented selective restructuring of our loan portfolios to address these issues. We have consistently invested in the franchise to provide growth. We have a strong capital position. And we have as our new bank president a proven leader who is passionate about community banking and excellence in execution of our strategy.

I’m sure all of you saw our announcement yesterday afternoon about our new CEO. Beginning June 1, Bob Warrington will join First Indiana as President of First Indiana Corporation and President and chief executive officer of First Indiana Bank.

We are extremely pleased to have someone with Bob’s credentials joining us. He has over 30 years of banking experience at various organizations in the Midwest. Bob earned his stripes as an executive at Old Kent Bank in Grand Rapids, Michigan, where he was one of the key executives who built the organization into a $23.8 billion financial services company.

As Vice Chairman of Old Kent, Bob demonstrated his ability to develop strategy, attract an excellent team, and build a successful franchise. At Old Kent, Bob was responsible for corporate banking, enterprise risk management, and investment and insurance services. He has also served as Old Kent’s CFO and as CEO of its mortgage company. Bob’s understanding of community banking, risk management, and franchise development are exactly what First Indiana needs at this point in our growth.

I know that some of the analysts on this call know Bob from his days at Old Kent, and I hope that all of you will spend time with him in the coming months. Now I’d like to give Bob an opportunity to say a few words.

Bob Warrington: Thank you, Marni. Good morning all. Just like to start out by saying I’m looking forward to renewing old acquaintances and for those of you that I haven’t had the opportunity to meet, I hope that our paths cross in the very near future. I really have no color I can add to the first quarter report as I haven’t officially started yet.

But I would like to express my excitement and enthusiasm because I believe the opportunity at First Indiana is exceptional and that’s really what’s attracted me here and I’m extremely anxious to get started.

And with that, I’ll throw it back to Marni so we can go on to your questions.

Marni McKinney: Thank you, Bob. That concludes our prepared remarks and now we would be pleased to address any questions that our audience might have with the assistance of our conference operator.

Operator: At this time I would like to remind everyone in order to ask a question please press star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from Brad Milsaps from FTN Financial Securities Corp.

Brad Milsaps: Hi, good morning.

Marni McKinney: Good morning, Brad.

Brad Milsaps: Well, first of all I would just like to welcome Bob aboard. Congratulations.

Bob Warrington: Thank you very much.

Brad Milsaps: And I look forward to working with you. And my first question is regarding non-interest expenses. Wanted to get an idea, it looks like, you know, some continued shrinkage in the balance sheet, kind of what the outlook for expense growth is, how tightly you’re going to manage those, and how those are going to compare to last year?

Bill Brunner: Hi Brad. It’s Bill.

Brad Milsaps: Hey, Bill.

Bill Brunner: Expense - well let’s talk about the first quarter. The first quarter expenses are obviously up from the first quarter of last year. And if you look at it on a link quarter basis it was relatively flat. Now, in the last quarter we did have the costs associated with Bud’s retirement in that quarter, however, in the first quarter it is a very normal quarter for it but the only thing that is of a seasonal nature or a changing nature in that would be in first quarter payroll taxes tend to run higher, you know, until certain limits are exhausted.

So it’s a little bit up from that. The bigger challenge today and looking forward is how does the professional fees, particularly legal and cost of workout, the cost of credit issues are more as we all know are more than just the charge-off itself. It’s the workout cost. How those manage and come down. We’re still working through our issues and we hopefully will see reducing costs in that going forward.

But in the bigger picture of things, first quarter is a pretty representative quarter of a run rate for this Company.

Brad Milsaps: Okay, good. And secondly, Marni talked about the loan volumes and thought that their pipeline was beginning to build. Can you give more color on when you think that we might see the loan growth turn positive over the next several quarters or do you think it’s more a back half of the year proposition?

Marni McKinney: Yeah, I do think in terms of when we really begin to realize the growth it will be second half. It has, as I mentioned in my prepared remarks, spending all of 2003 really working out the credit issues, Dave Maraman and his team were preoccupied with that. As you can see from our release of earnings now, we do feel that a lot of that work has been completed while we will continue to manage those credits very carefully, we are bringing on Bob Warrington and some other new talent into the bank starting in early second quarter.

We will begin to see some new loan balance growth particularly in business loans and commercial real estate income property. Not only are we renewing our calling efforts, but we also see some additional areas for opportunity as well. And as I mentioned, the economy is starting to turn here in central Indiana and we are beginning to see some opportunity with businesses having a more positive outlook.

Brad Milsaps: Okay.

Marni McKinney: But as I said, it will be slow growth because we are really concentrating on quality over quantity.

Brad Milsaps: Okay, good. Thank you.

Operator: Your next question comes from Steve Covington with Stifel, Nicolaus & Co.

Steve Covington: Good morning Marni and Bill and congratulations Bob.

Bob Warrington: Thank you.

Steve Covington: This kind of goes along the question previously, but you mentioned in the press release and in your comments about the balance sheet repositioning and I’m just kind of curious of where would you like to see the overall balance sheet? Where are your goals in this repositioning?

Marni McKinney: In terms of the repositioning, the area that we’re really focusing on that there will be less growth in the balance sheet was in the consumer the home equity that we’re bringing on to the balance sheet for a number of reasons. We will be continuing to add on nonresidential assets because frankly we think that that’s a better balance for risk-adjusted returns for us and for yields and for diversification of the balance sheet.

Additionally, our strategy there we talked about is to redeploy the assets from consumers into the various business and other commercial products as I said to reduce what we see as the negative convexity risk in our portfolio.

Steve Covington: Okay, thank you. And then secondly, Bill, historically you’ve indicated that your balance sheet has been primarily asset sensitive and I was just wondering has there been any change since the last time we spoke? Is it still - would you benefit from the rising rate environment?

Bill Brunner: The interest rate - or the balance sheet has not changed and with the 10-K out there now you can get a picture of that. We still remain quite asset sensitive and will win by an increase in rates. In fact, when you look at - trying to put a little context to it, in our 10-K we announced or we report that we are positive about 4.5 - 5.0 percent in a rising rate environment.

Now, how much of that - and by the way, that would manifest itself, if a 100 base point rise occurred between $3.5 million and $4 million increase in the margin. However, I would be careful that I think we’re sitting in a point in rates where when rates turn and go up, the reaction of competition in our market across the country on deposit rates is not tempted at these levels.

It can be very interesting. There’s some articles out in the street about how asset sensitive companies are. We are asset sensitive. I think the interesting dynamic intellectually is going to be to watch how the deposit competition works.

Steve Covington: Okay. Thank you very much. Lastly, you’ve had over the last couple of quarters some pretty solid growth in the non-interest-bearing deposit area. Is there anything unusual in that growth in this particular quarter or is that just a result of the continued marketing efforts or - can you give a little color there?

Marni McKinney: It’s just the result of continued marketing efforts. It’s what we call the three Ds of discovery, delivery, and dialogue. And our branch people are working very hard at share of at large with our clients and our advertising dollars are not large. It is because of the hard work of our branch people.

Steve Covington: That’s great. Thank you.

Operator: Your next question comes from Fred Cummings from Keybanc Capital Markets.

Fred Cummings: Yes, good morning and congratulations Bob. Look forward to working with you again.

Bob Warrington: Thank you.

Fred Cummings: Marni, can you in looking at your non-performing assets, clearly we see some year over year improvements specifically in the commercial line. Have you thought about or have you explored potentially selling any of the commercial non-accruals just to accelerate that improvement?

Marni McKinney: We don’t - Hi Fred, good morning. We don’t think that would be prudent. We frankly have a good plan in place. We have identified the potential problems as you know in September we did take, we feel, the appropriate provision and we have a plan in place that we’re going to follow. And as you can see from the provision, from our absolute level of reserves, and from our charge-offs and our NPAs we think that we have a good plan in place that we will follow and run its due course.

Fred Cummings: And a follow-up question Marni, as it relates to either what you guys believe, what’s - most banks in the commercial area would say charge-offs in the longer term should be in the range of 30 to 50 basis points, is that a level that we should expect from First Indiana in the longer term from the portfolio?

Marni McKinney: Fred, just a minute. Yes, I would say yes that is long term what we are looking for. Yeah.

Fred Cummings: Okay. And then lastly, I just want to better understand your dividend policy. I mean obviously your earnings have been under some pressure here the last couple of quarters. Can you just refresh our memory in terms of what’s your targeted payout ratio on a go forward basis once you get to normalize earnings? What type of targeted payout ratio do you guys strive for?

Marni McKinney: Yes, currently we’re at a payout ratio of 48 percent based on the street estimate of 2004, and we think that’s the 30 percent area would be appropriate on a go forward basis. And Fred I’m sorry about that last question. I didn’t know whether you were asking about just commercial or including our consumer in that number so I had to clarify that you were just asking about commercial.

Fred Cummings: Yes.

Marni McKinney: On the ratio. Okay.

Fred Cummings: Okay, thank you.

Operator: There are no further questions at this time.

Marni McKinney: Oh, okay. I’ll guess we’ll close out now. Thank you all for your questions. We do appreciate your interest. We again are extremely excited to have Bob on board with us June 1. He will be joining us for the conference call at the end of the next quarter and we look forward to reporting some good earnings at the second quarter. Thank you very much.

Operator: Thank you for participating in today’s conference call. You may disconnect at this time.

END